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                                                                     EXHIBIT 5.1

                                January 11, 2002

ProBusiness Services, Inc.
4025 Hopyard Road
Pleasanton, CA  94588

     RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 2,400,000 shares of your Common Stock (the "Shares"). All of the Shares are issued and outstanding. We understand that the Shares are to be offered for sale by the selling stockholders named in the Registration Statement, and that such sales may be made from time to time as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Shares.

     It is our opinion that the Shares are validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation

                                           /s/ Wilson Sonsini Goodrich & Rosati,
                                           Professional Corporation